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EXHIBIT 10.24

                                              As of November 21, 2000

Mr. James F. Schadt
17 Owenoke Park
Westport, CT 06880

Dear Jim:

            I refer to the agreement between you and Mercator Software Inc (the "Company") dated August 21, 2000 (the "Agreement"). The following is added to that Agreement.

      The Board of Directors has asked you to assume the duties of Chief Executive Officer of the Company ("CEO") on a full time basis and you have agreed to assume these duties until a new CEO is selected and the transition to that person is completed. The Company and you have also agreed that in addition to the usual duties and powers of CEO that you shall also recruit and present to the Board of Directors a candidate for CEO.

      The Company grants to you, effective as of the date hereof and in a form of grant agreement identical to those used in the Agreement, options to acquire One Hundred and Fifty Thousand (150,000) shares of the Company's common stock at the closing price of such common stock on the date of hereof. Except as expressly set forth herein the terms shall be as set forth in the Stock Option Grant letter and as set forth in the Agreement. Such shares shall vest as follows: (i) Fifty Thousand (50,000) options shall be vested and immediately exercisable as of the date hereof; (ii) Fifty Thousand (50,000) options shall be vested and exercisable as of the date the candidate for CEO is employed by the Company and (iii) Fifty Thousand (50,000) options shall be vested and exercisable as of the date the transition to the new CEO is complete. All three vesting events will occur no later than six (6) months from the date hereof.

      Until the transition to the new CEO is complete, you will continue to perform the duties of CEO. It is expected that as part of the transition to the new CEO, you and that person will work out a time table for transition which will provide for transition to the new CEO in no more than six (6) months from the date of employment of such person. At the completion of such a transition or no more than six (6) months from the date at the employment of the new CEO, you shall continue employment under the existing terms of the Agreement. Except as set forth herein, the Agreement shall remain in full force and effect.
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      If you are in agreement with this Amendment please execute below and return one copy to the Company secretary.

                                   Mercator Software Inc.

                                   By: /s/ Ernest Keet
                                       -------------------------
                                       Ernest Keet, Director

J.P. Schadt

/s/ J.P. Schadt
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Agreement Accepted
as of the date hereof